EXHIBIT 10.1


                            EMPLOYMENT AGREEMENT


     This Agreement is made as of December 6, 2000 by and between NTL Incorporated (the "Company"), and Stephen Carter (the "Executive").


1. Duties and Scope of Employment.

         (a) Positions; Duties. During the Employment Term (as defined in
Section 2), the Company shall employ Executive as the Company's Senior Vice President, Chief Operating Officer - UK and Ireland. In such capacity, Executive shall be located in the UK, and shall serve as the Chief Operating Officer of the subsidiaries of the Company that are in the telephone, cable and internet business in the UK and the Republic of Ireland ("NTL UK"). Executive shall report directly to the Chief Executive Officer of the Company. Executive shall also perform such duties, which shall not be inconsistent with the above-described position as are reasonably assigned to him from time to time by the Chief Executive Officer of the Company.

         (b) Obligations. During the Employment Term, Executive shall devote substantially all of his business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Chief Executive Officer of the Company; provided, however, that Executive may (i) serve in any capacity with any professional, community, industry, civic, educational or charitable organization, (ii) manage his and his family's personal investments and legal affairs, and (iii) serve on such boards of directors as are set forth in a list previously furnished to the Chief Executive Officer of the Company, so long as such activities described in (i), (ii) and (iii) do not materially interfere with the discharge of Executive's duties (including, but not limited to, any conflict of interest or confidentiality matters).

2. Employment Term.

         (a) The Company agrees to employ Executive and Executive accepts employment, in accordance with the terms and conditions set forth in this Agreement, commencing on and as of the actual commencement date of Executive's employment hereunder, which shall be November 14, 2000 (the "Employment Commencement Date") and expiring on November 13, 2002 (such period being the "Initial Employment Term"), unless earlier terminated as hereinafter provided.

         (b) The Initial Employment Term shall be extended for successive 12 month periods (each an "Extended Employment Term") unless no later than 12 months prior to the end of the Employment Term or an Extended Employment Term, as the case may be, either the Company or the Executive shall give notice under this Agreement that the Employment Agreement shall terminate at the end of the Employment Term or the Extended Employment Term.

         (c) As used in this Agreement, the phrase "Employment Term" shall mean the Initial Employment Term or, if applicable, the Extended Employment Term, and if the Initial Employment Term or any Extended Employment Term has been extended for a further 12 month period as provided in paragraph 2(b), shall mean the period ending on the last day of that twelve month period.

3. There is an obligation on the Company to provide work to the Executive and the Company shall have no right to put the Executive on garden leave.

4. Compensation/Benefits. During the Employment Term, the Company shall pay and provide Executive the following:

         (a) Cash Compensation. As compensation for his services to the Company, Executive shall receive a base salary ("Base Salary") and shall be eligible to receive additional variable compensation. The Executive's annual Base Salary shall be (pound)300,000, The Executive's annual variable compensation amount shall be at no less than (pound)150,000 ("Base Annual Variable Compensation) in addition to which the Executive may receive further annual variable compensation as the Compensation Committee shall in its sole discretion determine (on the understanding that such further annual variable compensation shall be no greater than (pound)150,000). During the Employment Term, the Compensation Committee of the Board (the ""Compensation Committee") shall with the advice of the Company's Chief Executive Officer review at least annually Executive's Base Salary and variable compensation then in effect and shall increase such amounts as the Compensation Committee may approve. Such Base Salary and, variable compensation shall be payable in accordance with the Company's normal payroll practices (which practice includes pro-rata payments of Base Salary and annual variable compensation for partial years). The annual variable compensation shall be paid during the month of March following the Company's financial year end.

         (b) Equity Compensation.

         (i) Initial Grants. The Compensation Committee of the Board, which administers the Company's current Stock Option Plan (the "Plan"), has awarded Executive, as of the Employment Commencement Date, a non-qualified stock option (the "Initial Stock Option") under the Company's Plan to purchase a total of 400,000 shares of Company's common stock (the "Common Stock"), with a per share exercise price (the "Exercise Price") equal to 100% of the fair market value of the Company's Common Stock as of the Employment Commencement Date (which shall be the issuance date of the Initial Stock Option). The Initial Stock Option is for a term of 10 years and shall vest 20% on the date of its issuance and an additional 20% on each January 1 thereafter, until fully vested. The other terms and conditions of the Initial Stock Option are set forth in the standard form of option agreement that is attached to this Agreement as Exhibit A, except to the extent that any provision of this Agreement shall specifically modify such standard form of agreement, in which case this Agreement shall be controlling.

         (ii) Further Grants. On or around the commencement of the second year of the Initial Employment Term and the commencement of each Extended Employment Term but in any event prior to 31 December in the relevant year, Executive will be granted an additional stock option to purchase 50,000 shares of the Company's Common Stock under the Company's then existing stock option plan with a per share exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant and on such other terms that are described in subparagraph (i) of this paragraph 3 including the provisions for vesting.

         (c) Employee Benefits. Executive shall, subject to the rules of the relevant schemes, be entitled to participate at a level commensurate with his position in all employee benefit welfare programs provided by the Company to its senior executives in accordance with the terms as in effect from time to time.

         (d) Business and Entertainment Expenses. Upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company shall pay or reimburse Executive for all business expenses which Executive incurs in performing his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which Executive participates in accordance with the Company's policies in effect from time to time.

         (e) The Employee shall, subject to the rules of the relevant schemes, be entitled to receive the Retirement Benefit and Employee Benefits described on Exhibit A, which Exhibit in the case of duplication with any other benefit referred to above of similar nature or intent shall be the benefit afforded to the Executive pursuant to this Agreement.

5. Termination of Employment

         (a) Death or Disability. The Company may terminate Executive's employment for disability in the event Executive has been unable to perform his material duties under this Agreement for six (6) consecutive months because of physical or mental incapacity by giving Executive notice of such termination while such continuing incapacity continues (a "Disability Termination") provided that no such notice of termination may be served during a period when the Executive is entitled to payment under a permanent disability insurance policy unless such policy provides for continuation of benefit nothwithstanding such termination of employment. Executive's employment shall automatically terminate on Executive's death. In the event Executive's employment with the Company terminates during the Employment Term by reason of Executive's death or a Disability Termination, then upon the date of such termination (i) the Company shall promptly pay and provide Executive (or in the event of Executive's death, Executive's estate) (A) any unpaid Base Salary through the Employment Term and any accrued vacation through the date of termination, (B) any unpaid variable compensation at the base targeted level through the Employment Term, with respect to the fiscal year ending on or preceding the date of termination, (C) reimbursement for any unreimbursed expenses incurred through the date of termination ((A), (B) and (C) being "Accrued Benefits") and (D) all other payments, benefits or fringe benefits to which Executive may be entitled through the Employment Term.

         (b) Termination for Cause. The Company may terminate Executive's employment for Cause. In the event that Executive's employment with the Company is terminated during the Employment Term by the Company for Cause, Executive shall not be entitled to any additional payments or benefits under this Agreement, other than Accrued Benefits and such rights as shall appear in the stock option agreements related to those Initial Grants and Further Grants which shall have vested as at the date of such termination, subject to the rules of the relevant scheme. For the purposes of this Agreement, "Cause" shall mean the willful gross misconduct by Executive with regard to the Company that is materially injurious to the Company. No act, or failure to act, by Executive shall be "willful" unless committed without a reasonable belief that the act or omission was in the best interest of the Company.

         (c) Voluntary Termination. Executive may voluntarily terminate his employment by one week's prior written notice to the Company. In the event that Executive's employment with the Company is voluntarily terminated during the Employment Term by Executive, Executive shall not be entitled to any additional payments or benefits under this Agreement, other than such rights as shall appear in the stock option agreements related to those Initial Grants and Further Grants which shall have vested as at the date of such termination, subject to the rules of the relevant scheme.

         (d) By Executive for Good Reason. Executive may terminate his employment for Good Reason upon written notice to the Company, and in such event, his employment termination shall be treated as a termination by the Company under this clause 5. Good Reason shall mean:

               (i) A material diminution of Executive's positions or authority;

               (ii) The assignment to Executive of any duties materially inconsistent with Executive's position; or

               (iii) The failure by the Company to timely make any payment due hereunder or to comply with any of the material provisions of this Agreement, provided that if the Company fails to timely make any such payment or if the Company fails to comply with any of the material provisions of this Agreement then this sub-clause shall have effect only if written notice of such a breach is served by the Executive on the Company specifying that it is served under this sub-clause and the Company shall have failed to remedy such a breach within 14 days of the service of such notice.

         (e) The Company may, at its sole and absolute discretion, terminate the Executive's employment forthwith at any time by serving a notice under this clause stating that this Agreement is being determined in accordance with this clause 5(e) and undertaking to pay to the Executive by the next regular scheduled payroll payment date, a payment (subject to tax and National Insurance) in lieu of the unexpired part of the Employment Term. Where such termination is other than pursuant to subclause (a), (b) or (c) of this clause 5, such payment shall be calculated in accordance with the terms of clause 5(f). For the avoidance of doubt, where the Company terminates this Agreement in accordance with this clause the terms of, inter alia, clause 6 and the Confidentiality and Invention Agreement shall remain in full force and effect.

         (f) The payment to which clause 5(e) refers shall be all Base Salary and Base Annual Variable Compensation (pro-rated for any partial years) that would have been due under this Agreement had the employee worked the remainder of the Employment Term. In computing the payment of Executive's Base Salary and Base Annual Variable Compensation payable to the Executive pursuant to the preceding sentence, the rate of the Executive's Base Salary and Base Annual Variable Compensation that is in existence as of the date of the termination shall be used. In the event of a termination, Executive shall also be entitled to (i) the immediate vesting of all Initial Stock Options and Further Grant Options (if any) notwithstanding any provision to the contrary in the option agreements relating thereto and (ii) a continuation of his then existing employee benefits referred to in paragraph 4 (c), (d) and (e) above through the end of the Employment Term, or such sum as will be necessary to enable the Executive to acquire like benefits.

6. Non-Compete; Non-Solicit.

         (i) In this clause 6 "Group Company" shall mean any undertaking in or with which the Executive has been involved or concerned in the 12 months preceding the Termination Date and which from time to time is:

               (a)   a subsidiary undertaking of the Company;
               (b)   a parent undertaking of the Company; or
               (c) a subsidiary undertaking of any such parent undertaking; or any other undertaking:-

                     (a) in which any of the above holds directly or indirectly; or
                     (b) which holds in any of the above directly or indirectly;

                     50% or less of the issued share capital or voting rights.

                  "Subsidiary undertaking" and "parent undertaking" shall have the meanings attributed to them by the Companies Act 1985.

         (ii) The parties hereto recognize that Executive's services are special and unique and that the level of compensation and the provisions of this Agreement are partly in consideration of and conditioned upon Executive's not competing with any Group Company, and that Executive's covenant not to compete or solicit as set forth in this clause 6 during and after employment is essential to protect the business and goodwill of the Group Companies.

         (iii) Executive agrees that during the term of employment with the Company and for a period of 12 months thereafter (the "Covenant Period"), Executive shall not render services for any of six specified organizations, such organizations to be agreed between the parties and delivered to Executive (the "Prohibited List"). The Prohibited List may be changed by the Chief Executive Officer of the Company from time to time (but there may never be more than six entities listed) on a reasonable commercial basis by written notice to Executive, such notice to be effective only if Executive's commencement of rendering services for such entity is 90 or more days after the giving of such notice. The Prohibited List shall not differ from that which applies to other senior executives of any Group Company who are similarly situated as to the scope of their employment and geographical reach. The Prohibited List shall only contain the names of companies which directly compete with the Group Companies.

         (iv) The Executive shall not, for a period of 12 months after the termination of the employment of the Executive under this Agreement ("the Termination Date")), directly or indirectly, disrupt, damage or interfere with the operation or business of the Company or any Group Company by:

                  (a)  soliciting away from the Company or any Group
                       Company; or

                  (b) endeavouring to solicit away from the Company or any Group Company; or

                  (c)  employing or engaging; or

                  (d)  endeavouring to employ or engage,

                  any Key Personnel. In this clause "Key Personnel" means any person who is at the Termination Date or was at any time during the period of twelve months prior to the Termination Date employed or engaged as a consultant in any Group Company in an executive or senior managerial capacity and with whom the Executive has had dealings other than in a de minimis way during the said period (or the term of the Executive's employment under this Agreement if shorter).

         (v) During the Covenant Period and thereafter (without limitation in time), Executive shall not, without prior written authorization from the Company, violate the agreement entered into pursuant to clause 9 hereof.

         (vi) Executive agrees that the Company would suffer an irreparable injury if Executive was to breach the covenants contained in this paragraph 6, and that the Company would by reason of such breach or threatened breach be entitled to seek injunctive relief in a court of appropriate jurisdiction, as well as such other remedies as may then be appropriate.

         (vii) If any of the restrictions contained in this paragraph 6 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope or other provisions thereof, then the parties contemplate that the court shall reduce such extent, duration, geographical scope or other provision hereof and enforce this paragraph 6 in its reduced form for all purposes in the manner contemplated hereby.

         (viii) Notwithstanding the foregoing, the provisions of paragraph 6(iii) shall not apply if there is a wrongful termination of the Executive's employment or there is termination by the Executive under clause 5(d).


7. Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be deemed given if
(i) delivered personally or by facsimile, (ii) one day after being sent by Federal Express or a similar commercial overnight service, or (iii) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

                  If to the Company:    NTL Incorporated
                                        110 E. 59th Street
                                        New York, NY 10022
                                        Attn: General Counsel

                  If to Executive:      at the last residential address known
                                        by the Company, which is currently
                                        22 Melville Road
                                        Barnes
                                        London SW13 9RL
                                        England

8. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

9. Proprietary Information. Concurrently with the execution of this Agreement, Executive shall enter into a confidentiality and proprietary information agreement with the Company as provided in Exhibit C
("Confidentiality Agreement"), provided, however, that the foregoing shall not preclude Executive from complying with due legal process or from removing Company property from the Company's premises in furtherance of his duties and obligations as provided hereunder.

10. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company other than for the options being granted to the Executive, and supersedes and replaces any and all prior agreements and understandings concerning Executive's employment relationship with the Company entered into prior to the date hereof but not any written agreements entered into simultaneous with this Agreement or thereafter.

11.  Governing Law; Jurisdiction.

11.1 Subject to clause 11.2 below

      (a) this Agreement shall be governed by the substantive laws of England and Wales applicable to contracts and agreements made and to be performed in England and Wales; and

      (b) the Executive and the Company expressly consent to the non-exclusive jurisdiction of the courts located in England and Wales for any action or proceeding arising from or relating to this Agreement.

11.2  Notwithstanding clause 11.1 above the terms of the Equity
      Compensation referred to in clause 4(b) and Exhibit B shall be governed by the substantive laws of New York applicable to contracts and agreements made and to be performed in New York.

12. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by the Executive and a duly authorized officer of the Company.



     IN WITNESS WHEREOF, the undersigned have executed this Agreement.


                                           NTL INCORPORATED


                                           /s/ Barclay Knapp
                                           -------------------------
                                           Barclay Knapp,
                                           Chief Executive Officer


                                           EXECUTIVE


                                           /s/ Stephen Carter
                                           -------------------------
                                           Stephen Carter